Exhibit 99.1

Volt Information Sciences Reports First Quarter Fiscal 2015 Results

•	Net revenue of $383.1 million and net loss of $13.3 million, which included losses from discontinued operations of $4.5 million
•	Proforma operating loss of $5.0 million, a $5.2 million improvement over prior year period
•	Proforma Staffing Services segment operating income of $1.7 million improved from a loss in the same period of 2014

New York, NY, March 13, 2015 – Volt Information Sciences, Inc. (NYSE-MKT: VISI) today reported financial results for its first quarter ended February 1, 2015.  The reported net loss for the first quarter of fiscal 2015 was $13.3 million, or $0.64 per share, compared with $17.1 million, or $0.82 per share, in the first quarter of fiscal 2014. Proforma operating results improved $5.2 million in fiscal 2015 to a proforma operating loss of $5.0 million from a proforma loss of $10.2 million in fiscal 2014. Proforma amounts include Unrecognized Revenue (defined below).

“Our first quarter results demonstrate our ongoing execution against the strategic goal of a more highly focused and profitable Volt,” said Ron Kochman, President and Chief Executive Officer.  “We continue to focus on improving our core staffing and services businesses, particularly in our North American traditional time and materials staffing services, as well as reducing our exposure to unfavorable customer contracts. Staffing Services segment operating income and direct margin rate improved as a result of our initiatives. We are pleased with the ongoing improvements in the delivery of our staffing services and believe that our disciplined focus on our business strategy and priorities will drive improved margins and profitability over the course of this fiscal year.”

First Quarter 2015 Revenue and Operating Results

Net loss in the first quarter of 2015 of $13.3 million (proforma $11.0 million) included losses from discontinued operations of $4.5 million. Without this item the net loss in the first quarter of 2015 would have been $8.8 million and proforma net loss $6.5 million.

Net loss in the first quarter of 2014 of $17.1 million (proforma $16.0 million) included restatement, investigations and remediation expenses of $2.7 million, losses from discontinued operations of $4.4 million and restructuring costs of $0.7 million. Without these items, net loss in the first quarter of 2014 would have been $9.3 million and proforma net loss $8.2 million.

Net revenue from continuing operations in the first quarter of 2015 decreased approximately 9% compared to the same quarter of 2014. Revenue from the Staffing Services segment decreased approximately 8% year-over-year at both our enterprise customers and, to a lesser extent, at retail customers.

As previously reported, the Company divested its Computer Systems segment in the first quarter of 2015. The results of the Computer Systems segment are presented as discontinued operations and, as such, have been excluded from continuing operations and from segment results for all periods presented.

Condensed Consolidated Results of Operations by Segment
Unaudited (in Thousands)

Results of Operations by Segment (Three Months 2015 vs. Three Months 2014)

	Three months ended February 1, 2015			Three months ended February 2, 2014
	Total	Staffing Services	Other	Total	Staffing Services	Other
Net Revenue
Staffing service revenue	$360,821	$360,821	$-	$392,269	$392,269	$-
Other revenue	22,245	-	22,245	29,359	-	29,359
Net revenue	383,066	360,821	22,245	421,628	392,269	29,359
Expenses
Direct cost of staffing services revenue	310,819	310,819	-	339,796	339,796	-
Cost of other revenue	19,605	-	19,605	24,133	-	24,133
Selling, administrative and other operating costs	53,941	50,580	3,361	60,367	55,722	4,645
Restructuring costs	-	-	-	657	657	-
Segment operating income (loss)	(1,299)	(578)	(721)	(3,325)	(3,906)	581
Corporate general and administrative	6,023			5,232
Restatement, investigations and remediation	-			2,668
Operating loss	(7,322)			(11,225)
Other income (expense), net	(99)			(410)
Income tax provision	1,379			1,047
Net loss from continuing operations	(8,800)			(12,682)
Loss from discontinued operations, net of taxes	(4,519)			(4,392)
Net loss	$(13,319)			$(17,074)

NON-GAAP PROFORMA
	Three months ended February 1, 2015			Three months ended February 2, 2014
	Total	Staffing Services	Other	Total	Staffing Services	Other
Net revenue	$383,066	$360,821	$22,245	$421,628	$392,269	$29,359
Recognition of previously unrecognized revenue	(2,630)	(2,568)	(62)	(5,248)	(5,048)	(200)
Additions to unrecognized revenue	4,912	4,873	39	6,293	6,160	133
Net non-GAAP proforma adjustment	2,282	2,305	(23)	1,045	1,112	(67)
Proforma net revenue	385,348	363,126	22,222	422,673	393,381	29,292
Expenses
Direct cost of staffing services revenue	310,819	310,819	-	339,796	339,796	-
Cost of other revenue	19,605	-	19,605	24,133	-	24,133
Selling, administrative and other operating costs	53,941	50,580	3,361	60,367	55,722	4,645
Restructuring costs	-	-	-	657	657	-
Proforma segment operating income (loss)	983	1,727	(744)	(2,280)	(2,794)	514

Proforma operating loss	(5,040)			(10,180)

Proforma net loss from continuing operations	$(6,518)			$(11,637)

Net revenue in the first quarter of 2015 decreased $38.5 million to $383.1 million from $421.6 million in the first quarter 2014, and proforma net revenue decreased $37.4 million, or 8.8%, to $385.3 million from $422.7 million in the first quarter of 2014. The decrease in revenue was primarily due to decreased Staffing Services revenues of $31.5 million (proforma of $30.3 million) to $360.8 million (proforma $363.1 million). This primarily reflected lower demand at both enterprise and retail customers, as well as the Company’s continuing initiative to reduce exposure to customers with unfavorable business terms. The Other segment revenues decreased $7.2 million to $22.2 million in the first quarter of 2015 primarily due to lower volume of business from information technology infrastructure services, as well as for telecommunication infrastructure and security services.

Despite the decrease in revenue, the Staffing Services segment operating income and direct margin rate improved as a result of actions taken in recent quarters, including the reorganization of the traditional staffing business, the divestiture of the ProcureStaff business and continuing initiatives to reduce exposure to customers with unfavorable business terms. However, these improvements in our Staffing Services segment were partially offset by a decline in operating results in our Other segment of $1.3 million (proforma $1.3 million) primarily from decreased volume and lower margins.

Unrecognized Revenue - Non-GAAP Proforma Measures – Volt sometimes provides services despite a customer arrangement not yet being finalized, or continues to provide services under an expired arrangement while a renewal arrangement is being finalized. Generally Accepted Accounting Principles (“GAAP”) usually requires that services revenue be deferred until arrangements are finalized or in some cases until cash is received, which causes some periods to include the expense of providing services although the related revenue is not recognized until a subsequent period (“Unrecognized Revenue”). The discussion herein refers to financial data determined both using GAAP as well as on a non-GAAP proforma basis. The non-GAAP proforma basis includes adjustments for Unrecognized Revenue so that revenue is shown in the same period as the related services are provided.  This non-GAAP financial information is used by management and provided herein because it provides a more complete understanding of the Company’s business results and trends.  In addition, the Company believes that lenders, analysts and others in the investment community use this non-GAAP financial information to assess the Company’s historical results, and that failure to report this non-GAAP measure could result in a potentially misplaced perception that the Company’s results have met, exceeded or underperformed expectations.  This non-GAAP information should not be considered an alternative for, or in isolation from, the financial information prepared and presented in accordance with GAAP. In addition, this measure may not be comparable to similarly titled measures used by other companies.

Liquidity

During the first quarter of 2015, continuing operations provided $18.0 million in cash. Of this amount, $4.4 million was used to reduce borrowings, $7.4 million in funding the discontinued Computer Systems segment, and the majority of the remainder was held by the Company. The Company used $1.2 million for capital expenditures of property, equipment and software, and received $0.3 million for the sale of investments net of purchases.

Condensed Consolidated Statements of Cash Flows
(in Thousands)
	Three months ended
	February 1, 2015	February 2, 2014
Cash and cash equivalents, beginning of the period	$9,105	$9,847

Other changes in operating assets and liabilities	25,572	34,217
Cash used in all other operating activities	(7,533)	(9,951)
Net cash provided by operating activities	18,039	24,266

Net cash (used in) provided by investing activities	(772)	2,157

Net release of cash restricted as collateral for borrowings	9,123	(16)
Net cash used in all other financing activities	(13,653)	(22,516)
Net cash used in financing activities	(4,530)	(22,532)

Effect of exchange rate changes on cash and cash equivalents	402	176

Net cash used in discontinued operations	(7,448)	(1,830)

Net increase in cash and cash equivalents	5,691	2,237

Change in cash from discontinued operations	-	(1,161)

Cash and cash equivalents, end of the period	$14,796	$10,923

Cash paid during the period:
Interest	$644	$953
Income taxes	$329	$1,136

On February 1, 2015, excluding $8.0 million of long-term debt, the Company’s consolidated borrowings were $115.0 million, which was drawn under the short-term financing program.  The Company had cash and cash equivalents of $14.8 million and an additional $1.3 million of cash restricted as collateral for foreign currency credit lines and banking facilities. Based on current collateral levels (certain staffing segment receivables) the Company also had approximately $15.3 million available under the short-term financing program.

Condensed Consolidated Balance Sheets
(in Thousands, except share amounts)

	February 1, 2015	November 2, 2014
ASSETS	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$14,796	$9,105
Restricted cash and short-term investments	18,477	32,436
Trade accounts receivable, net of allowances of $968 and $868, respectively	216,439	248,101
Recoverable income taxes	18,097	18,311
Prepaid insurance and other current assets	24,432	26,255
Assets held for sale	-	24,220
TOTAL CURRENT ASSETS	292,241	358,428
Prepaid insurance and other assets, excluding current portion	46,809	39,600
Property, equipment and software, net	25,659	26,304
TOTAL ASSETS	$364,709	$424,332

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accrued compensation	$36,201	$41,182
Accounts payable	48,329	55,873
Accrued taxes other than income taxes	18,901	17,099
Accrued insurance and other	35,975	39,104
Deferred revenue, net, current portion	4,007	3,491
Short-term borrowings, including current portion of long-term debt	115,923	129,417
Liabilities held for sale	-	19,126
TOTAL CURRENT LIABILITIES	259,336	305,292
Accrued insurance and other, excluding current portion	12,217	11,874
Income taxes payable, excluding current portion	8,677	8,556
Long-term debt, excluding current portion	7,057	7,216
TOTAL LIABILITIES	287,287	332,938

Commitments and contingencies

STOCKHOLDERS’ EQUITY:
Preferred stock, par value $1.00; Authorized - 500,000 shares; Issued – none	-	-
Common stock, par value $0.10; Authorized - 120,000,000 shares; Issued - 23,625,103 and 23,610,103, respectively; Outstanding - 20,937,796 and 20,922,796, respectively	2,363	2,361
Paid-in capital	73,669	73,194
Retained earnings	50,815	64,119
Accumulated other comprehensive loss	(7,545)	(6,400)
Treasury stock, at cost; 2,687,307 shares	(41,880)	(41,880)
TOTAL STOCKHOLDERS’ EQUITY	77,422	91,394
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$364,709	$424,332

About Volt Information Sciences, Inc.

Volt Information Sciences, Inc. is an international provider of staffing services (traditional time and materials based as well as project based), information technology infrastructure services, telecommunication infrastructure and security services, and telephone directory publishing and printing in Uruguay. Our staffing services consists of workforce solutions that include providing contingent workers, personnel recruitment services, and managed staffing services programs supporting primarily professional administration, technical, information technology and engineering positions. Our project-based staffing assists with individual customer assignments as well as customer care call centers and gaming industry quality assurance testing services, and our managed service programs consist of managing the procurement and on-boarding of contingent workers from multiple providers. Our information technology infrastructure services provide server, storage, network and desktop IT hardware maintenance, data center and network monitoring and operations.  For more information visit www.volt.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to a number of known and unknown risks, including, among others, general economic, competitive and other business conditions, the degree and timing of customer utilization and rate of renewals of contracts with the Company, and the degree of success of business improvement initiatives that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements are contained in Company reports filed with the Securities and Exchange Commission.  Copies of the Company’s latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission, are available without charge upon request to Volt Information Sciences, Inc., 1065 Avenue of the Americas, New York, New York 10018, Attention: Shareholder Relations, 212-704-7921. These and other SEC filings by the company are also available to the public over the Internet at the SEC’s website at http://www.sec.gov and at the company’s website at http://www.volt.com in the Investor & Governance section.

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Contact:
Volt Information Sciences, Inc.
James Whitney, 212-704-7921
voltinvest@volt.com